Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301


                   TIFFANY REPORTS NET SALES AND E.P.S. GROWTH
                   -------------------------------------------
                    IN ITS FOURTH QUARTER AND 2006 FULL YEAR
                    ----------------------------------------

New York, N.Y., March 26, 2007 - Tiffany & Co. (NYSE: TIF) today reported results for its fourth quarter and fiscal year ended January 31, 2007.

Net sales in the fiscal year rose 11%, due to geographically broad-based growth in the U.S. and international markets. Earnings from operations rose 9% and net earnings were $1.80 per diluted share.

In the fourth quarter, net sales increased 15% to $986,354,000. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales rose 14% and worldwide comparable store sales rose 8%.

Net earnings of $140,499,000 in the fourth quarter were approximately equal to 2005. Net earnings per diluted share increased to $1.02 from $0.97 due to fewer shares outstanding. Net earnings in the quarter and fiscal year included an impairment charge of $0.05 per diluted share related to Little Switzerland Inc. Earnings before income taxes increased 11%. Net earnings in the fourth quarter of 2005 included a tax benefit of $0.10 per diluted share tied to the repatriation provisions of the American Jobs Creation Act of 2004 ("AJCA").

In   fiscal   2006,   net   sales   rose   11%   to    $2,648,321,000.    On   a
constant-exchange-rate basis net sales increased 11% and worldwide comparable store sales rose 6%.

Net earnings of $253,927,000 in fiscal 2006 were approximately equal to 2005. Net earnings per diluted share rose to $1.80 from $1.75 due to fewer shares outstanding.

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

Earnings before income taxes rose 10% in the fiscal year. 2005 included a tax benefit of $0.16 per diluted share related to the AJCA.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany continued to pursue important strategic initiatives in 2006 and achieved the earnings per share expectation we set at the start of the year. We were especially encouraged with customers' response to our new stores and to the wide range of new products we introduced in 2006."

Sales by channel of distribution were as follows:
-------------------------------------------------

     o U.S. Retail sales increased 13% to $506,932,000 in the fourth quarter and 9% to $1,326,441,000 in the year. Sales benefited from increased spending per transaction and an increase in total store transactions. Comparable store sales increased 9% in the fourth quarter and 5% in the year due to increases of 17% and 9% in the New York flagship store and 8% and 4% in comparable branch stores. In addition, the five new U.S. stores opened in 2006 meaningfully contributed to sales growth.

     o International Retail sales increased 15% to $350,629,000 in the fourth quarter and 12% to $1,010,627,000 in the year. On a constant-exchange-rate basis, sales increased 12% in the quarter and 13% in the year; on that same basis, comparable store sales increased 6% and 8%. In both the quarter and the year, strong sales growth in most international markets more than offset weaker results in Japan. Detailed sales results by geographical region are noted on the attached "Non-GAAP Measures" schedule. Tiffany increased by eight the number of Company-operated international locations in 2006.

     o At the end of fiscal 2006, the Company operated 167 TIFFANY & CO. stores and boutiques (an 8% increase from 154 at the prior year-end), which included 64 stores in the U.S. and 103 international locations.

     o Direct Marketing sales increased 10% to $78,071,000 in the fourth quarter and 11% to $174,078,000 in the year due to strong growth in Internet sales. Direct Marketing sales growth came from increases in the number of orders and in the amounts spent per order.

     o Other sales rose 48% to $50,722,000 in the fourth quarter and 18% to $137,175,000 in the fiscal year. In both periods, the increases were largely due to wholesale sales of diamonds. Specialty retail sales also increased: sales in LITTLE SWITZERLAND stores (which represent the largest portion of Other sales) rose 11% in the quarter and 6% in the year, while sales increases in IRIDESSE stores resulted from a doubling of locations in 2006, as well as from comparable store sales growth.

Other financial highlights were as follows:
-------------------------------------------

     o Gross margin (gross profit as a percentage of net sales) was 57.2% in the fourth quarter and 55.7% in the fiscal year versus 58.8% and 56.0% in the respective prior-year periods. These decreases resulted from increased wholesale sales of diamonds, higher product costs and changes in sales mix, partly offset by sales leverage on fixed costs. Included in the higher product costs were LIFO inventory charges of $12,966,000 in the quarter and $32,877,000 in the year, compared with $3,219,000 and $11,566,000 in 2005.

     o Selling, general and administrative ("SG&A") expenses increased 12% in the fourth quarter and 10% in the fiscal year, largely due to higher store and marketing-related costs. In addition, the Company recorded a pretax charge of $6,893,000 (or $0.05 per diluted share) in the fourth quarter related to the impairment of total goodwill associated Little Switzerland Inc. As a percentage of net sales, SG&A expenses were 34.4% in the quarter and 40.0% in the year, compared with 35.2% and 40.1% in 2005.

     o Other expenses, net in the fiscal year decreased from 2005. In the third quarter of 2006, the Company recorded income of $5,185,000 associated with the sale of equity investments in an on-line retailer and a manufacturer (both of which had been written-off in previous years) and a gain of $1,589,000 on the disposition of marketable securities.

     o The effective tax rates increased to 36.6% in the fourth quarter and 37.2% in the fiscal year compared with 29.9% and 30.8% in 2005. 2005 included AJCA tax benefits of $14,488,000 in the fourth quarter and $22,588,000 in the year.

     o    Net  inventories  increased  15% in 2006  due to new  store  openings,
          broadened  product  assortments,   higher  precious  metal  costs  and
          expanded diamond sourcing operations.

     o Capital expenditures were $182,393,000 in fiscal 2006, or 6.9% of net sales, versus $157,036,000, or 6.6% of net sales, in the prior year.

     o The Company repurchased and retired 436,435 shares of its Common Stock in the fourth quarter at a total cost of $17,061,000, or an average cost of $39.09 per share. Over the full year, the Company repurchased and retired 8,149,042 shares at a total cost of $281,176,000, or an average cost of $34.50 per share. Approximately $695 million remains available for repurchases through December 2009 under the currently authorized program.

     o Total debt as a percentage of stockholders' equity at January 31, 2007 increased to 29% from 26% at the prior year-end. This reflects the effects from share repurchases and higher inventory levels.

2007 Outlook
------------
Mr. Kowalski said, "We concluded 2006 with strong sales growth, giving us every reason to believe that Tiffany remains well-positioned to achieve solid sales and earnings growth in 2007 and beyond. Our objectives for 2007 include: net sales growth of 11-12%; a high-single-digit percentage increase in U.S. and international comparable store sales (on a constant-exchange-rate basis);
accelerating the pace of new store openings - we expect to add 17 Company-operated TIFFANY & CO. stores and boutiques in 2007, a 10% increase; a one-half point increase in operating margin largely through a higher gross margin; other expenses, net of approximately $21-23 million; an effective tax rate of approximately 38%; increasing earnings per diluted share by 15%; a high-single-digit percentage increase in net inventories; and capital expenditures of approximately $180 million."

First Quarter Update:
---------------------
"We are now almost two months into the first quarter, and note that total worldwide net sales are tracking slightly above our growth expectations; at the same time, we are seeing a greater-than-expected shift in sales mix toward higher-end, lower-margin diamond jewelry. Given all that, we believe that earnings are currently on-track to achieve our expectation for the first quarter."

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Investors may listen to the call at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and www.streetevents.com.

Next Scheduled Announcement
---------------------------
The Company intends to report its first quarter results on May 31, 2007 with a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications of conference calls and news release alerts, please register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margin, expenses, earnings, capital expenditures and inventories. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2005 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus previous year:


                                      Fourth Quarter 2006 vs. 2005                       Full Year 2006 vs. 2005
                              ----------------------------------------------    ------------------------------------------
                                               Trans-        Constant-                          Trans-        Constant-
                                  GAAP         lation        Exchange-              GAAP        lation        Exchange-
                                Reported       Effect        Rate Basis           Reported      Effect        Rate Basis
                              ----------------------------------------------    ------------------------------------------
Net Sales:
----------
Worldwide                         15%             1%             14%                 11%           -            11%
U.S. Retail                       13%             -              13%                  9%           -             9%
International Retail              15%             3%             12%                 12%          (1%)          13%
Japan Retail                      (1%)           (1%)             -                  (1%)         (5%)           4%
Other Asia- Pacific               30%             4%             26%                 25%           2%           23%
Europe                            37%            13%             24%                 28%           5%           23%

Comparable Store Sales:
-----------------------
Worldwide                          9%             1%              8%                  6%           -             6%
U.S. Retail                        9%             -               9%                  5%           -             5%
International Retail               9%             3%              6%                  7%          (1%)           8%
Japan Retail                      (5%)           (1%)            (4%)                (4%)         (4%)           -
Other Asia- Pacific               26%             4%             22%                 24%           2%           22%
Europe                            32%            13%             19%                 25%           5%           20%


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                      Three Months
                                                                   Ended January 31,                 Years Ended January 31,
                                                          --------------------------------      ---------------------------------
                                                                  2007              2006                2007              2006
                                                          --------------    --------------      --------------    ---------------
Net sales                                               $        986,354  $        858,446    $      2,648,321  $       2,395,153

Cost of sales                                                    422,258           353,541           1,172,646          1,052,813
                                                           --------------    --------------      --------------    ---------------

Gross profit                                                     564,096           504,905           1,475,675          1,342,340

Selling, general and administrative expenses                     339,600           302,374           1,060,240            959,635
                                                           --------------    --------------      --------------    ---------------

Earnings from operations                                         224,496           202,531             415,435            382,705

Other (income) expenses, net                                       2,943             2,378              11,000             14,731
                                                           --------------    --------------      --------------    ---------------

Earnings before income taxes                                     221,553           200,153             404,435            367,974

Provision for income taxes                                        81,054            59,896             150,508            113,319
                                                           --------------    --------------      --------------    ---------------

Net earnings                                            $        140,499  $        140,257    $        253,927  $         254,655
                                                           ==============    ==============      ==============    ===============


Net earnings per share:

  Basic                                                 $           1.04  $           0.99    $           1.84  $            1.78
                                                           ==============    ==============      ==============    ===============

  Diluted                                               $           1.02  $           0.97    $           1.80  $            1.75
                                                           ==============    ==============      ==============    ===============


Weighted-average number of common shares:

  Basic                                                          135,584           142,386             138,362            142,976
  Diluted                                                        138,322           145,258             140,841            145,578


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                January 31,          January 31,
                                                                       2007                 2006
                                                           -----------------    -----------------
ASSETS
------
Current assets:
Cash and cash equivalents and short-term investments        $       192,003      $       393,609
Accounts receivable, net                                            168,973              142,294
Inventories, net                                                  1,214,622            1,060,164
Deferred income taxes                                                73,455               69,576
Prepaid expenses and other current assets                            57,591               33,200
                                                               -------------        -------------

Total current assets                                              1,706,644            1,698,843

Property, plant and equipment, net                                  932,389              866,004
Other assets, net                                                   206,477              212,425
                                                               -------------        -------------

                                                            $     2,845,510      $     2,777,272
                                                               =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $       106,681      $        38,942
Current portion of long-term debt                                     5,398                6,186
Accounts payable and accrued liabilities                            215,967              202,646
Income taxes payable                                                 63,114               60,364
Merchandise and other customer credits                               61,511               56,472
                                                               -------------        -------------

Total current liabilities                                           452,671              364,610

Long-term debt                                                      406,383              426,548
Postretirement/employment benefit obligations                        84,466               71,865
Other long-term liabilities                                          97,095               83,336
Stockholders' equity                                              1,804,895            1,830,913
                                                               -------------        -------------

                                                            $     2,845,510      $     2,777,272
                                                               =============        =============


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